SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number: 001-11822

                          TransCor Waste Services, Inc.
             (Exact name of registrant as specified in its charter)

             1501 Second Avenue East, Tampa, FL 33605 (813) 248-3878
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       [X]          Rule 12h-3(b)(1)(ii)      [  ]
       Rule 12g-4(a)(1)(ii)      [  ]         Rule 12h-3(b)(2)(i)       [  ]
       Rule 12g-4(a)(2)(i)       [  ]         Rule 12h-3(b)(2)(ii)      [  ]
       Rule 12g-4(a)(2)(ii)      [  ]         Rule 15d-6                [X]
       Rule 12h-3(b)(1)(i)       [X]

Approximate number of holders of record as of the certification or notice date:
       230

         Pursuant to the requirements of the Securities and Exchange Act of 1934, TransCor Waste Services, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                         TransCor Waste Services, Inc.


DATE:  August 5, 1999                    By: /s/ JOSEPH M. WILLIAMS
     ------------------                      -----------------------------------
                                         Name:   Joseph M. Williams
                                                 -------------------------
                                         Title:  Chief Financial Officer

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